EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-164916) on Form S-11 of Hudson Pacific Properties, Inc. of our report dated February 15, 2010, relating to our audits of the combined financial statements of Hudson Pacific Properties Inc. Predecessor as of December 31, 2008 and for the year ended December 31, 2008 and the period from July 31, 2007 (inception) through December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/    MCGLADREY & PULLEN, LLP

Chicago, Illinois

June 11, 2010